EXHIBIT 99.1

[Letterhead of Community Bancshares, Inc.]

February 15, 2006

Dear Fellow Shareholder:

During 2003, new Management developed a comprehensive Strategic Plan to enhance the performance of Community Bancshares, Inc. (the “Company”) and its primary subsidiary, Community Bank (the “Bank”). At the center of that Plan was the injection of new equity capital. As such, $20 million of new capital was generated in December 2003 and January 2004. Since that time, a concerted effort has been underway to rectify problems left by former management, upgrade personnel, systems, policies and controls, generate quality growth, restore profitability, and improve our relations with our shareholders and regulators.

We thought you would be interested in a factual update on how this Plan has been executed. We are confident you will agree that we have made tremendous progress in turning around this once troubled institution. We appreciate your support and are confident that similar improvement will continue to be made.

The Strategic Plan developed by the Management Team for 2004 and beyond identified six major areas of focus: Infrastructure and Governance; Asset Quality; Litigation and Legal Matters; Quality Growth; Core Profitability; and Regulatory Requirements.

We have substantially addressed each of these areas as follows:

INFRASTRUCTURE AND GOVERNANCE

Fact: Five directors of the Company, including the former Chairman and CEO, have resigned or been removed from office and eight new directors, including two financial experts, have been added to the Company’s Board of Directors.

NOTE: No proxies are being solicited by this letter. Shareholders are urged to read the Company’s Proxy Statement when it becomes available together with the WHITE proxy card to be provided by the Company’s Board of Directors. Our Proxy Statement and any other materials we file with the SEC are available for free on the SEC’s website at www.sec.gov or upon request from the Company at P.O. Box 1000, Blountsville, AL 35031, Attn: Corporate Secretary.

Please do not sign any proxies provided by anyone until you have had a chance to read our annual report and the Company’s proxy material. The Company’s Board of Directors will include a WHITE proxy card for your use with our Proxy Statement.

Fact: In 2005, the Company’s Board of Directors was awarded the L. William Seidman Courage Award by Bank Director magazine for “doing the right thing in a time of great adversity.”

Fact: New, improved committee charters and policies have been adopted.

Fact: The Company has installed an employee hotline to enable employees to report anonymously any known or suspected misconduct.

Fact: The Company has upgraded its control functions, namely, compliance, loan review and audit. Moreover, outside independent auditors attend all Audit Committee meetings.

Fact: As a result of corporate governance and regulatory improvements, the Company recognized substantial savings in its general insurance expense and external audit costs.

Fact: The Company’s stock now trades on The Nasdaq Capital Market under the symbol “COMB”, allowing shareholders to more easily buy and sell the Company’s stock. This provides all shareholders greater liquidity and market prices for their holdings.

ASSET QUALITY

Fact: Asset quality has improved dramatically as reflected by the following indicators:

	As of and for the years ended
	12-31-03	12-31-04	12-31-05
Net charge-offs	$6,807,000	$10,720,000	$685,000
Net charge-offs to average loans	2.06%	3.43%	0.21%
Nonperforming loans	$17,139,000	$1,643,000	$3,631,000
Nonperforming loans to loans	5.42%	0.55%	1.08%

Fact: As a result of the Company’s improved asset quality, its expense for provision for loan losses declined from $11.4 million in 2003 to $987,000 in 2004 and further to $796,000 in 2005.

Fact: On January 11, 2006, the Company sold Heritage Valley Farm, its largest piece of foreclosed property and recognized an immediate gain of $2.3 million on the sale.

LITIGATION AND LEGAL MATTERS

Fact: The Company has settled eight major liability lawsuits on terms favorable to the Company. These lawsuits were not only expensive to defend, but were also a major diversion of management’s time away from the Company’s core business.

Fact: As a result of the Company’s improved legal environment, legal expenses have declined by over $2.0 million since 2003.

Fact: The Company complied fully with law enforcement agencies in the investigation of wrongdoing by prior management which resulted in the conviction of two former bank officers in March 2005 of conspiracy, bank fraud and causing false entries to be made in bank records. These officers have been sentenced to 5 years and 4 years, respectively, in federal prison and have been ordered to pay restitution of approximately $1.8 million, of which approximately $1.3 million is payable to the Company.

QUALITY GROWTH

Fact: In 2004 the Bank established a Loan Production Office in Huntsville, one of the fastest growing markets in Alabama. Over $59 million in loans have been generated through this office.

Fact: On March 1, 2005, the Bank acquired American Family Mortgage Company to increase fee income and as an alternate channel to generate residential mortgage loans.

Fact: On August 10, 2005, the Bank opened a new full service “Financial Center” in Huntsville. Additional offices in Huntsville are under development and expected to open during 2006.

CORE PROFITABILITY

Fact: In 2003, the Company experienced a net loss of $2.79 per share. In 2004, the Company broke even. In 2005, continuing a positive trend towards normalized profitability, the Company earned approximately $0.19 per share, based on 2005 net income of approximately $1.6 million and a return on equity of 3.80%. These amounts reflect the effects of a recently announced change in the method of fair value hedge accounting for an interest rate swap.

Fact: The Company’s net interest margin has improved from 3.78% in 2004 to 4.10% for 2005. During 2005, management initiated strategies to enhance and protect the Company’s net interest margin.

•	The Bank restructured its $38.0 million Federal Home Loan Bank of Atlanta (“FHLB”) borrowing resulting in an annual savings of $650,000.

•	The Company reduced non-earning assets, such as other real estate owned, and shifted lower yielding investment securities into higher yielding loans.

•	The Company is committed to increasing non-interest bearing demand deposits which improve the net interest margin, are a stable source of funding, and serve as a base to build long-lasting relationships with its customers.

Fact: Management has and will continue to decrease non-interest expense. The following highlights a few of the more significant reductions.

•	The Company froze its Pension Plan and instituted a 401(k) Plan which resulted in a net savings to the Company in excess of $600,000 per year.

•	Two Demopolis Bank locations were consolidated into one, the Hartselle Wal-Mart office was closed, and the Double Springs office was sold for a pre-tax gain of approximately $427,000.

•	Annual salary and benefits expense has decreased approximately $1.6 million despite opening new offices and acquiring American Family Mortgage.

•	Senior officers’ salaries have been frozen twice since 2003. The combined annual salaries of the five executive officers of the Company are approximately equal to the sole annual salary of the Company’s prior Chief Executive Officer who left in January, 2003.

For more information see our earnings release dated February 1, 2006.

REGULATORY REQUIREMENTS

Fact: In 2005, all four regulatory agreements were terminated as a result of the stellar improvement in the Company’s condition and improved regulatory relations.

Fact: As a result of regulatory improvements, the following occurred:

•	Our FDIC insurance expense dropped more than $750,000 per year beginning July 1, 2005.

•	The Company’s general insurance expense declined $200,000 per year beginning August 30, 2005.

•	The Company’s borrowing capacity from the FHLB more than doubled from $38.0 million to $84.7 million.

•	The FHLB reduced the Company’s collateral requirements 38.8% from $126.3 at year end 2004 to $77.3 million at year end 2005.

FOCUS FOR 2006

We have resolved most of the problems we inherited from past management. Management’s focus for 2006 will be on increasing our customer base and selling products and services. All activities will be driven by their impact on profitability. Actions by the current management have laid the foundation for stable and profitable growth. Investment in technology and infrastructure support current initiatives and will allow for the customer experience to be enhanced with expanded products, services, and new locations.

Specifically, in 2006 the Company will:

•	Implement a strategic sales culture in all offices;

•	Offer new loan and deposit products designed to provide customers with added value and convenience;

•	Provide customers with FDIC insurance on up to $20 million in deposits with no fees and competitive interest rates through participation in the Certificate of Deposit Account Registry Service (CDARS) program;

•	Open new branch offices in the Huntsville metropolitan area during 2006;

•	Increase customer convenience by offering extended (6 days per week) banking hours at all Bank locations;

•	Expand banking services to the Hispanic community through a dedicated office, bilingual employees, and products and services tailored to their needs (all ATMs are now bilingual);

•	Realize increased fee income through our mortgage operation and title and commercial insurance sales;

•	Expand its offering of credit insurance products;

•	Aggressively pursue non-interest bearing demand deposits as a low cost and stable source of funds that reflect long-term, valuable relationships; and

•	Aggressively pursue quality loan growth, including above average growth in our consumer finance subsidiary.

All of these initiatives translate into increased profitability for the Company. For the year ended December 31, 2003, the Company reported losses of $13.1 million. For the year ended December 31, 2004, the Company reported a break even level of earnings, a $13.1 million improvement over 2003. For the year ended December 31, 2005, the Company reported earnings of $1.6 million. Management is confident that earnings for the year ending December 31, 2006 will more than double the results achieved in 2005.

The Company’s stock price has increased approximately 60% from $5.35 on December 31, 2003 to $8.56, its closing price on January 31, 2006. Rest assured that the Company’s Board of Directors and Management Team will focus relentlessly on improving the Company and truly maximizing shareholder value. Thank you for your continued support, including your business as customers. Please contact us at any time if you have questions about the Company.

Very truly yours,

/s/ Patrick M. Frawley
Patrick M. Frawley
Chairman and Chief Executive Officer

Community Bancshares, Inc.

Performance Graphs

Stock Price December 2003 –January 2006	Earnings Per Share 2000 – 2005

Represents diluted EPS from continuing operations

Non-Interest Expenses 2000 – 2005	Net Charge-Offs To Average Loans 2000 – 2005

Dollars in 000’s	Average loans, for this purpose, includes those associated with discontinued operations

SPECIAL CAUTIONARY NOTICE

REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this letter are “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, or the “Exchange Act.”

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipated events, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “hope,” “project,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “project,” “continue,” “plan,” “point to,” “could,” “intend,” “seek,” “target,” and other similar words and expressions of the future. Such forward looking statements include, without limitation, statements regarding: our business strategy, including our entry into new markets and the exit from certain existing markets; the timing and results of our 2006 initiatives; future performance, including earnings, developments, transactions or market forecasts; projected benefits to us as a result of changes in our regulatory restrictions and improved corporate governance; and projected investments in and dispositions of assets.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation: future economic or business conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes, including changes in tax laws and regulations; the risks of changes in interest rates on the levels, composition and costs of our deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks and credit risks of our borrowers; the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; our potential inability to successfully enter into new markets or to realize the expected benefits of entering into those new markets, or to recognize anticipated sales proceeds and savings from exiting certain existing markets; our potential inability to successfully implement our strategic plan; the effects of our restatements as a result of a reevaluation of one interest rate swap under SFAS No. 133; our potential inability to realize the expected operational and financial benefits resulting from our improved regulatory standing, the elimination of some of the litigation in which we have been involved, and improvements in our corporate governance; the failure of assumptions underlying the establishment of our allowance for loan losses and other estimates, and the uncertainty and costs of litigation; the risks of mergers, acquisitions and divestures, including, without limitation, the related time and costs of implementing such transactions, and the possible failure to achieve expected gains, revenue growth and/or expense savings expected from such transactions; changes in accounting policies, rules and practices; difficulties with, or changes in the cost or effectiveness of, technology and/or products; our expected use of borrowed funds; the effects of war or other conflict, acts of terrorism or other catastrophic events that affect general economic conditions; and other factors and risks described in any of our reports that we make with the SEC under the Exchange Act.

All written or oral statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date of this letter, or after the respective dates on which such statements otherwise are made.